Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "LIST INTERVAL FUND", CHANGING ITS NAME FROM "LIST INTERVAL FUND" TO "LIST INCOME OPPORTUNITIES FUND", FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF MARCH, A.D. 2023, AT 2:09 O'CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

7218213 8100	Authentication: 202982517
SR# 20231100082	Date: 03-22-23

You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

OF

LIST INTERVAL FUND

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: List Interval Fund

2.	The Certificate of Trust is hereby amended as follows:

The Certificate of Trust is amended by striking therefrom Article FIRST in its entirety and by adding a new Article FIRST to read in full as follows:

FIRST: The name of the statutory trust formed hereby is List Income Opportunities Fund.

3.	This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 22nd day of March, 2023.

By:	/S/ Brian T. Rice
Brian t. Rice, Sole Initial Trustee

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:09 PM 03/22/2023
FILED 02:09 PM 03/22/2023
SR 20231100082 - File Number 7218213